UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934
(Amendment No.         )

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Juniata Valley Financial Corp

(Name of Registrant as Specified In Its Charter)

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Bridge and Main Streets, Post Office Box 66, Mifflintown, PA 17059 Telephone (717) 436-8211

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 20, 2014
Time:	10:30 a.m.
Place:	Quality Inn Suites, 13015 Ferguson Valley Road,
Burnham, Pennsylvania

Matters to be voted on:

1.	Election of Directors: Election of three Class C Directors to serve until the 2017 Annual Meeting.

2.	Say on Pay Proposal: A non-binding “say on pay” proposal to approve the compensation of the named executive officers.

3.	Other Business: Any other business properly brought before the shareholders at the meeting and any adjournment or postponement thereof.

You may vote your shares of common stock at the Annual Meeting if you owned the shares at the close of business on February 21, 2014. Your vote at the Annual Meeting is very important to us. Please vote your shares of common stock by completing the enclosed proxy and returning it to us in the enclosed prepaid envelope. The proxy will not be used if you are present at the meeting and desire to vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Charles L. Hershberger
Secretary

Mifflintown, Pennsylvania

April 11, 2014

Table of Contents

General Information	1
Date, Time And Place Of Meeting	1
Purpose Of The Meeting	1
Solicitation Of Proxies	1

Voting Procedures	1
Who Can Vote?	1
What Vote Is Required?	1
How Are Votes Counted?	2
Can I Change My Vote After I Return My Proxy Card?	2
Can I Vote In Person At The Annual Meeting?	2

Management	2
Directors Of The Company	2
Proposal 1: Election of Directors	3
Nominees For Election As Directors To Continue In Office Until The 2017 Annual Meeting (Class C)	3
Directors To Continue In Office Until The 2015 Annual Meeting (Class A)	4
Directors To Continue In Office Until The 2016 Annual Meeting (Class B)	4
Executive Officers Of The Company	5

Corporate Governance And Board Matters	6
Shareholder Communications With The Board	6
Risk Oversight	6
Board Leadership Structure	6
Related Party Transactions	6
Board And Committee Meeting Attendance	6
Compensation Committee Interlocks And Insider Participation	7
Audit Committee	7
Nominating Committee	8

Compensation Discussion And Analysis	8
Role Of The Personnel and Compensation Committee	9
Committee Advisors/Consultants	9
Use of Peer Group Data	10
Philosophy/Objectives Of Executive Compensation Programs	10
Elements Of Executive Compensation	11
Post-Employment Benefits	12
Executive Compensation Actions And Decisions	14
Executive Compensation Tables	15
Potential Payments Upon Termination Or Change In Control	18
Personnel and Compensation Committee Report On Executive Compensation	19

Proposal 2: Say on Pay Proposal.	20

Director’s Compensation	21

Section 16(A) Beneficial Ownership Reporting Compliance	22

Stock Ownership By Management And Beneficial Owners	23

Other Matters	23
Shareholder Proposals For The 2015 Annual Meeting Of Shareholders	23
Other Business	24
Independent Registered Public Accounting Firm	24
Annual Report On Form 10-K	25
Electronic Availability Of Proxy Materials	25

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Juniata Valley Financial Corp.

Proxy Statement

General Information

This proxy statement contains information about the 2014 Annual Meeting of shareholders of Juniata Valley Financial Corp. We refer to Juniata Valley Financial Corp. in this proxy statement as the “Company” or “we,” “our” or “us.” The Company is the holding company for The Juniata Valley Bank, which we refer to as the “Bank.” We first mailed this proxy statement and the enclosed proxy card to shareholders on or about April 11, 2014.

Date, Time and Place of Meeting

The Annual Meeting of the shareholders of the Company will be held at 10:30 a.m. on Tuesday, May 20, 2014, at the Quality Inn Suites, 13015 Ferguson Valley Road, Burnham, Pennsylvania (the “Annual Meeting”).

Purpose of the Meeting

The shareholders will be asked to consider and vote upon the following matters at the meeting:

•	the election of three Class C directors to serve until the 2017 Annual Meeting;

•	a non-binding “say on pay” proposal to approve the compensation of the named executive officers; and

•	such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

Solicitation of Proxies

The enclosed proxy is being solicited by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting. The Company will bear the entire cost of the solicitation of proxies, including the costs of preparing, printing and mailing the proxy statement and all related materials. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of the Company’s common stock. In addition to use of the mail, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person or by telephone. The Company does not plan to employ a professional solicitation firm with respect to items to be presented at the Annual Meeting.

The executive offices of the Company are located at 218 Bridge Street, Mifflintown, Pennsylvania 17059, where the telephone number is (855) 582-5101. The Company’s mailing address is P.O. Box 66, Mifflintown, PA 17059.

Voting Procedures

Who can vote?

Only holders of shares of common stock, par value $1.00 per share, of the Company (the “common stock”) as shown on the books of the Company at the close of business on February 21, 2014 (the “Record Date”) will be entitled to vote at the Annual Meeting. A total of 4,196,266 shares of common stock were outstanding on the Record Date and entitled to vote at the Annual Meeting. As of the Record Date, the Trust Department of the Bank, as sole trustee, held 137,219 shares of the Company’s common stock, which is 3.27% of the total number of shares outstanding as of that date. Pursuant to the Bank’s policy, the Trust Department will vote these shares at the Annual Meeting in favor of the election of the nominated directors, in favor of the non-binding “say on pay” proposal to approve the compensation of the named executive officers (“Say on Pay”), and, as to other matters, in a manner consistent with management’s recommendations, as long as voting authority is conferred on the Trust Department in the trust or account instrument. Each share of common stock entitles the holder to one vote on all matters to be voted upon. The enclosed proxy card shows the number of shares you may vote. The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting.

What vote is required?

The directors will be elected by a plurality of the votes cast at a meeting at which a quorum is present. Because three directors are being elected at the 2014 Annual Meeting, the three nominees receiving the greatest number of votes will be elected. Approval of the Say on Pay proposal requires the number of votes cast in favor of the proposal to exceed the number of votes cast against. All other matters to be voted on at the Annual Meeting must be approved by the holders of a majority of the votes cast at the Annual Meeting.

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How are votes counted?

The judge of election will treat shares of Juniata Valley Financial Corp. common stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the judge of election will treat shares of common stock represented by "broker non-votes" (i.e., shares of common stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable rules of the National Association of Securities Dealers, Inc. or the instrument under which it serves in such capacity, or (iii) the record holder has indicated on the proxy or otherwise notified Juniata Valley Financial Corp. that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum. Abstentions and broker non-votes are not votes cast and will have no effect on the election of directors or approval of the Say on Pay proposal.

Can I change my vote after I return my proxy card?

If you grant a proxy, you may revoke your proxy at any time until it is voted by:

•	delivering a notice of revocation or delivering a later-dated proxy to Charles L. Hershberger, Secretary, Juniata Valley Financial Corp., Bridge and Main Streets, P.O. Box 66, Mifflintown, Pennsylvania 17059;

•	submitting a proxy card with a later date at the Annual Meeting; or

•	appearing at the Annual Meeting and voting in person.

Your last vote is the vote that will be counted. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy. You must give notice to the Secretary at the Annual Meeting that you wish to revoke your proxy and vote in person. Unless revoked, any proxy given pursuant to this solicitation will be voted at the meeting in accordance with the instructions thereon. In the absence of instructions, all proxies will be voted FOR the election of the three nominees for director identified in this Proxy Statement and FOR the approval of the Say on Pay proposal. Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of the Company.

Can I vote in person at the Annual Meeting?

Yes. You may attend the Annual Meeting and vote in person whether or not you have previously returned a proxy card. If you have previously returned a proxy card, your vote at the Annual Meeting will revoke your proxy vote. You must give notice to the Secretary at the Annual Meeting that you wish to revoke your proxy and vote in person. However, we encourage you to complete and return the proxy card to ensure that your vote is counted.

Management

Directors of the Company

General

With respect to directors, the Company’s bylaws provide as follows:

•	The Board of Directors consists of not less than five nor more than 25 directors;
•	There are three classes of directors (A, B and C), as nearly equal in number as possible;
•	Each class is elected for a term of three years; and
•	Each class is elected in a separate election so that the term of office of one class of directors will expire each year.

Director Qualifications

    The process for identifying and evaluating any individual nominated for board membership, including those nominated by a shareholder, is described in the “Nominating Committee” section below. Specific information on the experience, qualifications, attributes or skills of the Company’s continuing directors and nominees is described in the summary biographies below.

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The Company follows the NASDAQ listing standards for board of directors and committee independence. The Board of Directors determined that eight (8) of the current nine (9) directors are independent, as defined in the applicable NASDAQ listing standards. Specifically, the Board of Directors found that Directors Dreibelbis, Evanitsky, Gingerich, Havice, Hershberger, Nace, Scanlon and Snedeker met the definition of independent director in the NASDAQ listing standards and that each of these directors is free of any relationships that would interfere with his individual exercise of independent judgment. In addition, members of the Audit Committee and Personnel and Compensation Committee of the Board of Directors meet the more stringent requirements for independence under the NASDAQ listing standards, and the rules and regulations of the Securities and Exchange Commission (“SEC”) for service these committees. The Board of Directors considered the relationships and other arrangements, if any, of each director when director independence was reviewed.

Nine of the Directors, including the nominees, have been members of the Company’s Board for at least 12 years. One Director, Marcie A. Barber, was elected by the Board of Directors effective July 2, 2010 to serve as a Class B Director. The following biographical information, experience and qualifications represent each continuing director’s or nominee's background, experience, qualifications, attributes or skills that led the Company to conclude that these persons should serve as Directors.

Mr. Evanitsky’s term of office as a Class C director will end on May 20, 2014, at which time he will be retiring from the Board of Directors due to the mandatory retirement provisions of the Company’s bylaws.

Proposal 1

ELECTION OF DIRECTORS

Nominees for Election as Directors to Continue in Office until the 2017 Annual Meeting (Class C)

The Nominating Committee has nominated the three persons named below as directors. Although we do not know of any reason why any of these nominees might not be able to serve, we will propose a substitute nominee if any nominee is not available for election. Unless you indicate otherwise, your proxy will be voted in favor of the election of those nominees. Each nominee for the position of Class C Director is currently a director of the Company and the Bank. Besides their service to the Company and the Bank, none of the nominees or continuing directors has had a business relationship with any affiliates or subsidiaries of the Company or the Bank.

Philip E. Gingerich, Jr. Mr. Gingerich, age 55, has been the President of Central Insurers Group, Inc, an insurance agency based in State College, Pennsylvania, since 1982 and owner of East Side Storage, a mini-storage warehouse company based in Lewistown, Pennsylvania, since 2001. He also is a partner in Central Real Estate Partnership. Mr. Gingrich holds a Bachelor of Science degree from the Pennsylvania State University and is a Certified Workers Compensation Advisor. Formerly, he has been Chairman of the Boards of Lewistown Trust Company and the NuVision Center. He has been a director of the Company and the Bank since 1998, and is the current Vice Chairman of the Board. He serves on the Asset/Liability Management and Nominating Committees and is Chairman of the Personnel and Compensation Committee.

As the owner and president of successful businesses, Mr. Gingerich brings valuable knowledge and experience in risk assessment and financial operations. His long tenure as a board member, with experience serving on each of the key committees that are essential to the oversight of the board, has qualified him to serve as the current Vice Chairman of the Board. As an independent employer, his broad knowledge of employment issues and compensation matters qualify him to serve on the Company’s Personnel and Compensation Committee. The Board has determined that Mr. Gingerich is independent under NASDAQ and SEC standards.

Dale G. Nace, P.E. Mr. Nace, age 69, was the Owner and Principal of Glenn Nace, Inc., a cooling and heating contracting company based in Millerstown, Pennsylvania, from 1975 until his retirement in 2003. He holds a Bachelor of Science in Civil Engineering from the Pennsylvania State University and became a Professional Civil Engineer in 1971. He has been a director of the Company and the Bank since 1992. Mr. Nace serves on the Trust Committee and has served on the Asset/Liability Management Committee.

Mr. Nace’s 22 years of experience as a Director of the Company has afforded him the opportunity to serve on several different committees over his tenure, which has given him an overall knowledge of the financial services industry, which in turn contributes to his effectiveness as a member of the Board of Directors. The Board has determined that Mr. Nace is independent under NASDAQ and SEC standards.

Jan G. Snedeker. Mr. Snedeker, age 67, was the Chairman and Chief Executive Officer of Snedeker Oil Company, Inc., a heating oil, propane and service station business based in Lewistown, Pa., until his retirement in 2010. The oil and propane company employs 49 people and conducts retail and wholesale commerce in six central Pennsylvania counties. He was a director of the Pennsylvania Petroleum Marketers and Convenience Store Association. He is currently a director of the Mifflin County Industrial Development Corporation and has served as a director of the Lewistown Hospital. He has business experience in contract negotiation, environmental law, human resources and commodity trading/hedging. He possesses a Bachelor of Arts degree from the Pennsylvania State University and served actively in the United States Navy, attaining the rank of Lieutenant. Mr. Snedeker has been a past director of Lewistown Trust Company (a predecessor to Juniata Valley Financial Corp.). He has been a director of the Company and the Bank since 1998. Mr. Snedeker currently serves on the Trust and Personnel and Compensation Committees. He is Chairman of the Nominating Committee and has previously served on the Asset/Liability Management and Audit Committees.

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Mr. Snedeker’s experience as owner and Chairman of a successful business provides the Company’s Board of Directors with a businessperson’s perspective of what is required for a business to be successful. The broad knowledge of employment issues and compensation matters he acquired as an independent employer qualify him to serve on the Company’s Personnel and Compensation Committee. The Board has determined that Mr. Snedeker is independent under NASDAQ and SEC standards.

the board of directors recommends that shareholders vote for election of the THREE nominees identified above.

Directors to Continue in Office until the 2015 Annual Meeting (Class A)

Martin L. Dreibelbis. Mr. Dreibelbis, age 60, has been a member of the Board of the Company and the Bank since 1998 and served as Chairman of the Board from 2001 to 2004 and from 2007 to 2010. He has been a self-employed consultant to the petroleum industry since 1992 and, prior to that, he was President of Horning Oil Company. Mr. Dreibelbis also serves as a Supervisor for Walker Township, Juniata County, PA. Mr. Dreibelbis provides the Company’s Board of Directors with the benefit of knowledge gained from his business experiences as well as his community involvement. His affiliation with local business leaders, community activities and charitable organizations give him a well-rounded view of our local market. During his long-term membership of the Company’s Board of Directors, he has gained extensive knowledge of the financial services industry and its corporate governance requirements, which contributes to his qualification as an effective member of the Board, where he is currently a member of the Personnel and Compensation Committee and serves as Vice Chairman of the Nominating Committee. The Board has determined that Mr. Dreibelbis is independent under NASDAQ and SEC standards.

Richard M. Scanlon, DMD. Dr. Scanlon, age 65, has owned and operated his own dentistry practice, based in Lewistown, Pennsylvania, since 1979. He received a Bachelor of Science degree and his DMD Dental degree from the University of Pittsburgh. He holds a Drug Enforcement Narcotic License and is a Fellow of the American Academy of Forensic Sciences. He holds a position with the University of North Texas as a Regional Forensic Odontologist for NamUs, a federal database for missing and unidentified persons. He has served as President of the Lewistown Hospital Medical Staff for two years, been a member of the Board of Directors of Lewistown Hospital for twelve years and a board member of the non-profit Mifflin-Juniata County Dental Clinic. For six years, he served as member and Chairman of the Lewistown Hospital Credential Committee. He has been a director of the Company and the Bank since 1998 and serves on the Audit Committee.

Dr. Scanlon’s professional background and history of community service provide a level of diversity to the Board, as the focus of his business is as a service provider. His perspective in the areas of customer and shareholder satisfaction relative to how each relates to organizational growth qualifies him as a Director. The Board has determined that Dr. Scanlon is independent under NASDAQ and SEC standards.

Directors to Continue in Office until the 2016 Annual Meeting (Class B)

Marcie A. Barber. Ms. Barber, age 55, has been the Chief Executive Officer of the Bank and the Company since 2010. She had been Senior Vice President and Chief Operating Officer of the Bank since June 2007. She was Senior Vice President and Community Office Division Manager since November 2006. Prior to joining the Company, Ms. Barber was Senior Vice President of the First National Bank of Mifflintown, serving as Credit Services Division Manager for 8 years. Prior to her tenure with First National Bank of Mifflintown, Ms. Barber spent 16 years with Mellon Bank in Retail Bank Management and Commercial Lending.

Ms. Barber’s various management roles within a number of banks during her 31 years of service, including the 5 years she has served in an executive capacity of the Company, give her a broad understanding of the financial services industry, the Company’s operations, corporate governance matters and leadership experience, thereby qualifying her to serve on the Board of Directors.

Timothy I. Havice. Mr. Havice, age 66, has been the owner and principal of T. I. Havice Development, a development company based in Lewistown, Pennsylvania, since 1975. He has been a director of the Bank and the Company since 1998 and is currently Chairman of the Board. He had served as Chairman previously from 2004 to 2007. Mr. Havice also serves on the Board of Directors of Liverpool Community Bank, a bank in which Juniata owns 39.16% of the outstanding common stock, and is Chairman of the Board of Directors of Mutual Benefit Insurance Company where he serves on the Audit and Compensation Committees. Mr. Havice is a past member of an advisory board for Mellon Bank, director of Lewistown Trust Company (a predecessor to Juniata Valley Financial Corp.) and director of Select Risk Insurance Company. Mr. Havice serves on the Nominating, Audit and Personnel and Compensation Committees of the Company.

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As a result of numerous years as a successful entrepreneur in an array of business ventures, Mr. Havice provides the Company’s Board of Directors with a businessperson’s perspective of what is required for a business to be successful. His experience as director of other companies gives him insight into the importance and structure of corporate governance and risk assessment. In his capacity as Director of Mutual Benefit Insurance Company, he has gained valuable experience in executive compensation issues. The Board has determined that Mr. Havice is independent under NASDAQ and SEC standards.

The Rev. Charles L. Hershberger. The Rev. Charles L. Hershberger, age 68, graduated from both Frostburg State University, and the Pittsburgh Institute of Mortuary Science. The Rev. Hershberger was President and owner of Hoenstine Funeral Home, Inc. Lewistown, Pa. from 1987 to 2002, and is President of Stonewall Equity Inc. which serves as the General Partner of Stonewall Equity Limited Partnership. In 2008 The Rev. Hershberger was ordained to the Ministry of Word and Sacrament in the Evangelical Lutheran Church in America and currently serves as pastor of the Port Royal Evangelical Lutheran Parish, Port Royal and Nook, Pa. The Rev. Hershberger was a director of Lewistown Trust Co. (a predecessor to Juniata Valley Financial Corp.). He has been a director of the Company and the Bank since 1998. The Rev. Hershberger served as Chairman of the Audit Committee from 2006 through 2007 and is currently Chairman of the Trust Committee. The Rev. Hershberger serves as Secretary to the Board of Directors.

Both Rev. Hershberger’s business background and his ordained ministry have allowed him to establish personal and professional relationships with a broad cross section of the communities in which we do business. He provides valuable insight into the expectations of our customer base. The Board has determined that the Rev. Hershberger is independent under NASDAQ and SEC standards.

Executive Officers of the Company

In addition to Ms. Barber, the following individual serves as an executive officer of the Company. The executive officers will hold office until their successors are appointed.

JoAnn N. McMinn. Ms. McMinn, age 61, is the Executive Vice President of the Company, and has been Treasurer and Chief Financial Officer of the Company since 2005. Prior to joining the Company, Ms. McMinn had served as Corporate Controller and Director of Investor Relations for Omega Financial Corporation (diversified financial services) since 2003; she had served as Corporate Controller of that organization since 1988. Her responsibilities included preparation and coordination of annual reports to shareholders and Securities and Exchange Commission (“SEC”) filings, management of bank and holding company accounting division, regulatory reporting and serving as director of non-bank subsidiaries. She formerly held positions as Data Processing Manager, Productivity Manager and Controller at one of Omega’s predecessor companies. Ms. McMinn serves on the Board of Directors of Liverpool Community Bank, a bank in which Juniata owns 39.16% of the outstanding common stock.

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Corporate Governance and Board Matters

Shareholder Communications with the Board

The Board has established a procedure whereby shareholders are able to communicate directly with the Board by addressing communications either to the Audit Committee Chair or, in the case of recommendations for Board candidates, the Secretary, c/o Juniata Valley Financial Corporation, Bridge and Main Streets, Post Office Box 66, Mifflintown, Pennsylvania 17059. Every communication directed to the Audit Committee Chair will be delivered directly to the Audit Committee Chair, who will in turn forward the communication to the specific member of the Board to whom it has been addressed and to the Board as a whole. All communications regarding nominations that are sent to the Secretary will be forwarded to the Chair of the Nominating Committee.

Risk Oversight

Oversight of material risks facing the Company is a major area of emphasis for the Board of Directors. The Board, upon recommendations from appropriate committees, annually approves all operating policies. The Audit Committee reviews results of all regulatory examinations and audits, both internal and external, and monitors responses from management to recommendations for procedural changes. All members of the Audit, Nominating and Personnel and Compensation Committees are independent directors and meet regularly with management. Each committee requires proof of adherence to all applicable policies which they oversee. The Loan Committee is comprised entirely of directors who rotate attendance at weekly meetings with management. The Board is informed routinely of new regulations, current issues of importance, key examination points, industry news and peer and competition activity by management at monthly Board meetings and periodic committee meetings.

Board Leadership Structure

It is the policy of the Company to separate its Chairman and Chief Executive Officer positions. We believe that having an independent Chairman increases the effectiveness of risk oversight and management evaluation, and separate positions serve to eliminate the appearance of a conflict between personal and shareholders’ interests. For example, if one individual serves as both Chairman and Chief Executive Officer, and that person is responsible for setting corporate goals, that situation could create the appearance of a conflict of interest. In his or her role as Chairman, the individual would have an interest in setting higher benchmarks in order to motivate corporate officers to improve the performance of the Company and thereby increase the shareholders’ return on their investment. On the other hand, as his or her role as Chief Executive Officer, that individual could arguably have an interest in setting a lower benchmark since the attainment of corporate goals is a factor in evaluating the performance of the Chief Executive Officer. Separating the positions of Chairman and Chief Executive Officer eliminates issues such as these.

Related Party Transactions

During 2013, the Bank had, and expects to continue to have, banking transactions in the ordinary course of business with our directors and executive officers on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable loans with persons not related to the Bank. Management believes that these loans present no more than the normal risk of collectability or other unfavorable features. The Company’s Code of Conduct and Ethics (the “Code”) requires all directors, officers and employees to avoid situations that may create a conflict of interest or the appearance of a conflict of interest. The Code contains specific prohibitions on financial or other interests in customers, borrowers, suppliers or other companies dealing with the Company and requires prior approval by the Senior Vice President/Human Resources Director in order to enter into any such arrangements. In addition, the purchase, lease or sale of assets to or from the Company by employees or directors also requires the prior approval of the Senior Vice President/Human Resources Director except in certain limited circumstances, such as a public sale.

Board and Committee Meeting Attendance

The Board of Directors of the Company met 12 times in 2013. No director attended fewer than 75% of the total number of meetings of the Board and the committee(s) on which he or she served. The Board has standing Audit, Nominating and Personnel and Compensation Committees, in addition to other committees that are more specifically related to the banking business. Following are descriptions of these Committees and reports from the Audit and Personnel and Compensation Committees.

The Board has adopted a policy requiring the attendance of all directors at the Annual Meeting, absent extenuating circumstances. All members of the Board attended the 2013 Annual Meeting.

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Compensation Committee Interlocks and Insider Participation

The Personnel and Compensation Committee makes recommendations to the Board regarding executive compensation. The committee, along with the Board of Directors, has formally adopted a Personnel and Compensation Committee charter setting forth its responsibilities. The charter is available on the Company’s website, at jvbonline.com, under the Investor Relations tab. Members are Philip Gingerich, Jr. (Chairman), Martin Dreibelbis, Timothy Havice and Jan Snedeker. Each member of the Personnel and Compensation Committee was independent, and continues to be independent, based on the heightened requirements for independence established by NASDAQ and the SEC. There are no Compensation Committee interlocks that would require disclosure under the applicable proxy rules. The Committee met three times in 2013. The report of the Personnel and Compensation Committee is contained in the section of this Proxy Statement entitled “Compensation Discussion and Analysis”. None of the members of the Personnel and Compensation Committee has been an officer or employee of the Company or the Bank at any time. The responsibilities of the Personnel and Compensation Committee are detailed in the Compensation and Discussion Analysis below, in the section entitled “Role of the Personnel and Compensation Committee”.

Audit Committee

Members, Number of Meetings, Function, Charter and Audit Committee Financial Expert

The members of the Audit Committee are Francis Evanitsky, (Chairman), Philip Gingerich, Jr. Timothy Havice and Richard Scanlon. Each member is an independent director and qualified to serve on the Audit Committee based on the qualifications for enhanced independence and financial literacy established by NASDAQ and applicable SEC regulations. The Board of Directors has determined that Francis Evanitsky fills the SEC requirements to qualify as a financial expert. The Audit Committee met four times in 2013. Its responsibilities include monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and regulatory compliance, monitoring the independence and performance of the Company’s independent registered public accountants and internal auditing department and providing an avenue of communication among the independent registered public accountants, management, the internal auditing department and the Board of Directors. The Committee, along with the Board of Directors, has formally adopted an Audit Committee charter setting forth its responsibilities. The charter is available on the Company’s website, at jvbonline.com, under the Investor Relations tab.

Report of the Audit Committee

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report to Shareholders with management, including a discussion of not just the acceptability, but also the quality, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements.

The Committee reviewed with the Company’s independent registered public accountants, who are responsible for expressing an opinion on the Company’s financial statements, the Committee’s judgments as to both the acceptability and the quality of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accountants in accordance with the Standards of the Public Company Accounting Oversight Board (United States). In addition, the Committee has discussed with the independent registered public accountants the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communication with Audit Committees). We have also received from BDO USA, LLP, the Company’s independent registered public accountants, written disclosures and a letter concerning the firm’s independence with respect to the Company, as required by Rule 3520 of the Public Company Accounting Oversight Board.

The Committee discussed with both the Company’s internal and independent registered public accountants the overall scope and plans for their respective audits. The Committee meets with the internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission. The Committee and the Board of Directors have also approved the selection of BDO USA, LLP as the Company’s independent registered public accountants for 2014.

By: Francis Evanitsky, Chairman, Philip Gingerich, Jr., Timothy Havice and Richard Scanlon

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Nominating Committee

Members, Meetings, Function and Charter

The members of the Nominating Committee for 2013 were Jan Snedeker (Chairman), Martin Dreibelbis (Vice Chairman), Philip Gingerich, Jr. and Timothy Havice. Each member is an independent director, meeting the qualifications for independence established by NASDAQ. The function of the Committee is to identify and recommend qualified candidates for election to the Board of Directors and to nominate candidates to fill vacancies that occur between shareholder meetings. A current copy of the charter is posted on the Company’s website at jvbonline.com, under the Investor Relations tab. The Nominating Committee met twice in 2013. Skill sets and background deemed desirable within the current mix of skill sets and background of current directors, diversity of the Board and the ability of the person to devote the necessary time to serve as a Director are considered when assessing a candidate’s qualifications. Candidates for director are selected for their character, judgment, business experience, expertise and acumen. The Company’s Bylaws state that no person shall be eligible to be elected as a Director if he or she shall have attained the age of seventy-two years on or prior to the date of his or her election.

Process for Identifying and Evaluating Nominees for Director

The Committee utilizes current Board members, management and other appropriate sources to identify potential nominees. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors, and recommends nominees for approval by the Board of Directors and shareholders. In nominating candidates, the Committee may take into consideration such factors as it deems appropriate, including personal qualities and characteristics, experience, accomplishments and reputation in the business community and current knowledge and contacts in the communities in which the Company does business. The Company does not have a separate written policy on how diversity is to be considered in the director nominating process, however diversities in viewpoints, backgrounds, and experience are informally considered, as well as ability and willingness to commit adequate time to Board and committee matters. The Committee assesses the fit of the individual’s skills and personality with those of other directors and potential directors in creating a Board that is effective and responsive to its duties and responsibilities and has the right composition to perform its oversight functions effectively.

The Nominating Committee will receive and consider nominee recommendations that shareholders address to the Secretary of the Company at the address listed on the first page of this proxy statement. If a shareholder wishes to nominate candidates for election at the Annual Meeting, however, the shareholder must comply with the procedures contained in the Company’s bylaws, which include a requirement that the shareholder deliver or mail a notice to the Secretary of the Company not less than 120 days prior to the anniversary date of the immediately preceding Annual Meeting stating his or her name, residence address and the number of shares of the Company owned. The notice must also contain the following information on each proposed nominee:

•	The name, address and age of the nominee;
•	The principal occupation of the nominee;
•	The number of shares of the Company common stock owned by the nominee; and
•	The total number of shares that, to your knowledge, will be voted for the nominee.

The same process is used to evaluate both Board nominees and shareholder nominees.

The Chairman of the meeting will disregard any nomination made at the Annual Meeting that does not comply with the required procedure, and the judges of election will disregard any votes cast for such nominees.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide a description of executive compensation policies and procedures at Juniata Valley Financial Corp.

The Personnel and Compensation Committee of the Company’s Board of Directors makes recommendations to the Board of Directors regarding executive compensation. Personnel and Compensation Committee members are: Philip Gingerich, Jr. (Chairman), Martin Dreibelbis, Timothy Havice and Jan Snedeker. The Board has determined that each of the foregoing persons is independent based on the heightened requirements for independence established by NASDAQ and the SEC.

The Personnel and Compensation Committee meets as often as is necessary, but must meet no less than once each year. Typically, the Committee meets at least three times annually. During 2013, the committee met three times. The committee meets in executive session (without management present) as necessary, particularly when administering any aspect of the President/Chief Executive Officer’s compensation program. Executive management, along with the Personnel and Compensation Committee chair, sets the agenda in advance of each meeting.

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It is the practice of the Personnel and Compensation Committee to meet, with the frequent attendance of the President/Chief Executive Officer, the Executive Vice President and the Director of Human Resources, as is appropriate. The President/Chief Executive Officer is involved in the compensation design and decision-making process for all executive positions except her own. Other officers attend meetings to provide reports or information regarding agenda items as requested by the Committee.

The President/Chief Executive Officer and other executives do not attend executive sessions of the Committee when topics relating to their performance and/or compensation may be reviewed, discussed and determined.

Role of the Personnel and Compensation Committee

The Personnel and Compensation Committee is established to provide oversight of the Company’s human resource function and to make recommendations to the Board of Directors as deemed appropriate. The Committee is responsible for development of all proposals regarding executive compensation and for review of all active plans involving short or long-term compensation. The Committee does not have final authority on compensation provisions, but must approve all compensation-related issues (including all plan revisions) before being presented to the Board for final approval. Some of the specific responsibilities of the Committee include the following:

•	Determining an executive compensation philosophy and strategy and compensation program design and implementation;
•	Determining executive benefit packages to ensure a competitive compensation and benefits package;
•	Updating provisions within the Company’s incentive plan(s) for goal setting and determination as to whether targets have been met;
•	Making option grants under a stock option plan;
•	Participating in the executive selection process;
•	Reviewing and approving investment strategy and options for defined benefit and defined contribution (401(k)) plans;
•	Considering discretionary annual performance and bonus payouts;
•	Maintaining a current Management Succession Plan;
•	Engaging and directing a Human Resources consultant, if needed;
•	Maintaining a current and effective Personnel and Compensation Committee Charter;
•	Reviewing and approving the Director and Advisory Board fee schedules; and
•	Approving a human resource policy which governs employment practices, general and executive compensation and benefits, performance management, policies and procedures, legal compliance and workforce planning.

Committee Advisors/Consultants

The Committee has the authority to engage external advisors, as it deems necessary, to provide consultation, input and education to the Committee on topics selected by the Committee.

In 2013, the Committee continued to engage Mosteller & Associates, a human resource consulting firm, to provide analysis and advice on executive compensation-related matters (including assessment of peer groups, competitive market data, and pay mix and compensation design). The Committee considered the independence of Mosteller & Associates in light of SEC rules and NASDAQ listing standards. The Committee concluded that the work performed by Mosteller & Associates did not raise any conflict of interest and concluded that Mosteller & Associates continues to be an independent committee consultant. The Company does not have a policy that limits the other services that an executive compensation consultant can perform. Mosteller & Associates did not provide additional services in 2013 with associated fees in excess of the $120,000 SEC disclosure threshold for a consultant. During 2013, the Committee requested Mosteller & Associates to provide the following services:

•	Advice for establishment of performance criteria and factors for the Executive Annual Incentive Plan for 2013;
•	Executive compensation review of positions of Chief Executive Officer and Chief Financial Officer. The scope of the review included a proxy analysis completed in April of 2013 (based upon proxy statements filed for 2012) The analysis encompassed reported compensation of the similarly ranked executive positions in a defined peer group that included 17 companies as of the end of 2012. This proxy peer group included banks of similar size and structure, with assets ranging from $388 million to $771 million; and

•	Advice for the establishment of market range guidelines for determination of appropriate executive stock option awards.

In 2013, Conrad Siegel Actuaries performed consultation, actuarial and administrative services in regard to the Company’s defined benefit and defined contribution plans and Conrad Siegel Investment Advisors, Inc. acted as a non-discretionary advisor in relation to the Company’s defined contribution plan.

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The Committee also uses legal counsel, as necessary, in matters of executive employment.

Use of Peer Group Data

In order to ensure competitive executive compensation practices, the Company annually benchmarks its executive compensation, including base and incentive compensation, as well as the overall compensation package, against a defined peer group of similar financial services organizations.

The 2013 defined peer group (“Peer Group”) was comprised of 17 similarly sized mid-Atlantic community banks that were not located in the vicinity of major cities. Peer Group institutions have assets between $388 million and $771 million. The number of banks in the peer group changed from the previous year due to merger activity and changes in bank size. Companies included in the Peer Group were: ENB Financial Corp., Penns Woods Bancorp, Inc., CCFNB Bancorp, Inc., Mid Penn Bancorp, Inc., Fidelity D&D Bancorp, Inc., People’s Financial Services Corp., Dimeco, Inc., Greene County Bancorp, Inc., Northeast Community Bancorp, Inc., Jeffersonville Bancorp, Calvin B. Taylor Bancshares, Inc., Carrolton Bancorp, First Community Financial Corp., Commercial National Financial Corp., Lake Shore Bancorp, Inc., Standard Financial and Emclaire Financial Corp.

In addition to the Peer Group, as part of the benchmarking process, data from other survey sources is used, including the published L.R. Webber Associates 2012 Salary and Benefits Survey.

Philosophy/Objectives of Executive Compensation Programs

The success of our Company is dependent upon the attraction and retention of key employees. Although compensation tools and programs inevitably must be adjusted as conditions change, the Company’s compensation philosophies are designed to align with business objectives. The Company provides its executives with a mix of compensation, including base pay and the opportunity for annual short-term incentive cash awards and long-term equity awards, which is designed to reward short and long-term positive financial performance by the Company. The intended and targeted levels for both base and incentive pay are in the middle range of the Peer Group, in order to remain competitive with local competition for quality employees.

We believe a competitive base salary is important to attract and retain qualified executives. We believe annual performance-based bonuses are valuable in recognizing and rewarding individual achievement. Finally, we believe equity-based compensation makes executives “think like owners” and, therefore, aligns their interests with those of our shareholders. Equity-based compensation is intended to provide a strong incentive for executives to remain with the Company by linking their compensation to the value of our shares over time.

All components of executive compensation are designed to enable the Company to:

•	Attract, motivate and retain results-oriented executive and key management employees;
•	Tie executive compensation to shareholder return;
•	Link compensation directly to the organization’s strategic objectives; and
•	Reward collective and individual (as appropriate) performance contributing to the overall success of the organization.

For both the short-term and long-term incentive plans, designated performance goals:

•	are designed to align with the Company’s business objectives;
•	are chosen to reward results that increase shareholder value;
•	are targeted to achieve budgeted ratios;
•	focus on expanding the Company into new geographic markets; and
•	include a focus on organizational efficiency.

Additionally, the Company offers retirement benefits to all its employees through a defined contribution 401(k) plan with a 3% employer safe harbor contribution and an employer matching contribution. The matching contribution is designed so that all employees could receive employer contributions of up to an additional 4% of salary, based on individual salary deferral levels. We believe that this benefit is attractive to both executives and other employees. Those employees employed prior to December 31, 2007, including both the CEO and the CFO, participate in a defined benefit retirement plan that was frozen to future service accruals as of December 31, 2012. In addition, executive officers participate in a salary continuation plan and a split-dollar life insurance benefit and are parties to a change of control severance agreement. These benefits were designed and selected to be appealing to potential and existing key employees, in comparison to those benefits offered by other banks in our general competitive geographic area.

In determining the amount of each element of executive compensation, the following key items are considered:

•	Market-competitiveness within the general geographic area;
•	Appropriate balance of risk/reward; and
•	Company/business unit/individual performance.

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The Committee believes that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Internal controls and risk oversight provided by the Audit and Asset/Liability Management Committees, as well as internal policies and compliance standards, are designed so that no one individual can implement new products or pricing strategies, enter into material contracts or commit to investment vehicles outside established guidelines. Additionally, the ratio of variable incentive-based compensation to base salary is relatively low.

Elements of Executive Compensation

Executive pay policies are generally in line with Company policies for all employees, including the existence of a salary range, an annual base salary review process, including consideration for merit pay adjustments and, as appropriate, inclusion of both short-term and long-term incentive compensation opportunities that focus executives on Company performance and success.

The Company’s success is dependent upon its ability to attract and retain highly qualified and motivated executives. The Company endorses the philosophy that executive compensation should reflect Company performance and the contribution of such officers to that performance. Our executive compensation program is designed to support our Company’s core values and strategic objectives. Moreover, our compensation philosophy is intended to align the interests of management with those of our shareholders.

The principal components of total compensation for our named executive officers are base salary, annual incentive bonus and equity-based incentives. Salary and bonus are inherently short-term compensation elements, while equity-based incentives are inherently long-term.

Base Salary. The Chief Executive Officer’s base pay range is established, reviewed and updated periodically by the Board, as recommended by the Personnel and Compensation Committee. Guidance is received through compensation surveys of like-positions in similarly sized community financial services organizations within the established peer group provided by the Committee’s human resources consultants. Pay adjustments for the Chief Executive Officer are determined annually by the Board using this data. While no mathematical weighting formula exists, the Committee considers all other factors which it deems relevant, including the Company’s financial results, the Company’s performance relative to its local competition, the duties and responsibilities of the Chief Executive Officer, the Chief Executive Officer’s individual performance relative to written objectives established at the beginning of each year and current compensation levels, as well as the benchmark information. The Company targets salaries at the mid-range base pay of similar positions within the Peer Group and the market analysis. Base salary for the Chief Financial Officer is determined in the same way as the Chief Executive Officer position. The Committee generally establishes salary guidelines at levels that approximate the mid range of the Peer Group. Additionally, in determining the amount of base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the Peer Group and internal pay equity.

Annual Incentive (Short-term). The Employee Annual Incentive Plan (EAIP) is designed to motivate executives to achieve favorable operating results. Awards are primarily based on overall financial performance utilizing measures such as earnings per share, return on average assets, return on average equity, asset quality and revenue growth, either individually or combined, depending on annual business objectives. Each year, the Company performance measures are established for all participants in line with budgeted expectations. Threshold, target and optimum or maximum performance measures are determined at the beginning of each year and based upon acceptable performance (threshold), budgeted performance (target) and a “stretch” performance goal (optimum or maximum).

The Personnel and Compensation Committee established performance criteria and factors for the Chief Executive Officer and the Chief Financial Officer, as well as other participants in the Employee Annual Incentive Plan for 2013. The awards schedule was designed to include threshold, target and optimum performance criteria. Earnings per Share (EPS) (weighted at 75%) and Return on Average Equity (ROAE) (weighted at 25%) factors were designated as measures of performance for both categories for 2013. Both the Chief Executive Officer's performance and the Chief Financial Officer's performance are measured by these two performance factors. In addition, if the performance target thresholds are met, individual performance is further considered for upward or downward adjustment of the bonus amount. The threshold, target, and optimum levels of performance measures for 2013 were consistent with competitive industry performance objectives, and the Company believed the performance levels were set at a level that created a likelihood of meeting, at minimum, the threshold levels during 2013. The target performance measures were each set at levels established in the Company’s annual budget for 2013 (EPS of $0.90 and ROAE of 7.47%), with threshold measures set at 95% of budget (EPS of $0.855 and ROAE of 7.097%) and optimum criteria (EPS of $0.99 and ROAE of 8.217%) set to reward performance significantly favorable to budget, up to 110% of target. For 2013, the Chief Executive Officer could receive an award of between 12% and 30% of base salary, subject to adjustment (+/- 10%) based on the executive’s individual performance. For the Chief Financial Officer in 2013, incentive awards could range from 10.0% to 24% of base salary, subject to adjustment (+/- 10%), based upon the executive’s individual performance. Awards are determined and paid annually after the financial results for the year have been determined. The Company’s target level for performance was exceeded in 2013, and personal goals relating to strategic objectives were achieved. As a result, payouts were made to the CEO and the CFO according to the established formulas.

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Stock Option Program (Long-term). The stock option program is designed to reward contribution to the long-term appreciation in the value of the Company. The Committee strongly supports share ownership by its executives. We believe that the ownership of shares of our stock by our management team properly aligns their financial interests with the interests of our shareholders. The potential for grants is reviewed annually, although grants will not necessarily be awarded each year, depending upon the Company’s financial performance. In order for a participant to receive an option through the program, he or she must have at least a satisfactory job performance review for the year. Stock option awards are considered at the regularly scheduled board meeting in February or March of each year, and if awarded, the grant date is established as the date of board approval. The exercise price is set on the grant date at the fair market value of the Company’s common stock on that date. The vesting schedule, term of grant and any other design parameters are also determined on or before the grant date. Options were granted to the executive officers in 2013 for performance in 2012. As a result, Ms. Barber and Ms. McMinn received options to purchase 6,700 and 4,900 shares, respectively, on February 19, 2013, with an exercise price of $17.65.

Executive Benefits. Supplemental executive benefits may include a salary continuation plan, a group-term life carve-out plan, personal use of a Bank vehicle and employment and/or change of control agreements, which are described below.

Tax and Accounting Impact. Although the Company takes into account deductibility of compensation, tax deductibility is not a primary objective of its compensation programs. Section 162(m) of the Internal Revenue Code disallows the deductibility by the Company of any compensation over $1 million per year paid to certain members of executive management unless certain criteria are satisfied. None of the Company’s officers is compensated in an amount that would limit the deductibility by the Company of their compensation under Section 162(m).

Post-Employment Benefits

Change of Control Severance Agreement. We believe that companies should provide reasonable severance benefits to executives. These severance arrangements are intended to provide an executive with a sense of security in making the commitment to dedicate his or her professional career to the success of our Company. With respect to executive management, these severance benefits should reflect the fact that it may be difficult for them to find comparable employment within a short period of time. Such arrangements also should disentangle the Company from the former employee as soon as practicable. For instance, while it is possible to provide salary continuation to an employee during the job search process, which in some cases may be less expensive than a lump-sum severance payment, we prefer to pay a lump-sum severance payment in order to more cleanly sever the relationship as soon as practicable.

Our executive management and other employees have built the Company into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of shareholders will be best served if the interests of our executive management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. Compared to the overall value of the Company, these potential change in control benefits are relatively minor. The cash components of any change in control benefits within the Change of Control Severance agreements are based upon the multiple of 2.95 times base salary.

Change of control arrangements for Ms. Barber and Ms. McMinn are set forth in each of their respective agreements. Ms. McMinn’s agreement was entered into on November 7, 2005, and continues as long as Ms. McMinn is the Chief Financial Officer or holds a higher position within the Company. Ms. Barber’s agreement was entered into on May 22, 2008 and continues as long as Ms. Barber holds the position of Chief Operating Officer or a higher position within the Company. For purposes of the Change of Control Severance Agreements, change of control occurs when one of the following events takes place:

i)	An acquisition of securities of Juniata Valley Financial Corp. (“JUVF”) representing 24.99% or more of the voting power of the Company’s securities then outstanding;
ii)	A merger, consolidation or other reorganization of Juniata Valley Bank, except where the resulting entity is controlled, directly or indirectly, by JUVF;
iii)	A merger, consolidation or other reorganization of JUVF, except where shareholders of JUVF immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction are former members of JUVF's Board of Directors;
iv)	A sale, exchange, transfer or other disposition of substantially all of the assets of JUVF to another entity, or a corporate division involving JUVF; or

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v)	A contested proxy solicitation of the shareholders of JUVF that results in the contesting party obtaining the ability to cast 25% or more of the votes entitled to be cast in an election of directors of JUVF.

Specific conditions that would trigger payments pursuant to Ms. McMinn’s and Ms. Barber’s contracts following a change in control are as follows:

i)	Any involuntary termination of employment (other than for cause);
ii)	Any reduction in title, responsibilities or authority;
iii)	Any reduction in salary in effect immediately prior to the change in control, or any failure to provide benefits at least as favorable as those under any of the pension, life insurance, medical, health and accident, disability or other employee plans in which Ms. Barber or Ms. McMinn participated immediately prior to the change of control, or the taking of any action that would materially reduce any of such compensation or benefits in effect at the time of the change of control, unless such reduction relates to a reduction applicable to all employees generally;
iv)	Any reassignment beyond a 45 minute commute by automobile from Mifflintown, Pennsylvania;
v)	Any requirement that Ms. Barber or Ms. McMinn travel in performance of her duties on behalf of the Company for a greater period of time during any year than was previously required

Under Section 280G of the Internal Revenue Code, a "parachute payment" to a "disqualified individual" may result in adverse tax consequences. A “parachute payment” means any payment in the nature of compensation to (or for the benefit of) a "disqualified individual" if (i) the payment is contingent on a change in the ownership of the corporation, the effective control of the corporation or in the ownership of a substantial portion of the corporation’s assets and (ii) the aggregate present value of the payments in the nature of compensation which are contingent on such change of control equals or exceeds three (3) times the “base amount”. An “excess parachute payment” means an amount equal to the excess of any parachute payment over the base amount allocated to such payment. In general, “base amount” equals the disqualified individual’s average annualized compensation, which was includible as gross income (“annual includible compensation”), for the five years preceding the tax year at issue. The statute defines the term “disqualified individual” as an individual (1) who is an employee, independent contractor, or other person specified in regulations who performs personal services for any corporation, and (2) who is an officer, shareholder, or highly compensated individual of the corporation. If the provisions of Section 280G are triggered, the paying corporation is denied any deduction for employee compensation on any excess parachute payments and the recipient is subject to a nondeductible 20% excise tax on such excess parachute payment (in addition to income taxes).

Salary Continuation Agreement, as amended. The Bank executed Salary Continuation Agreements with Marcie Barber and JoAnn McMinn in order to encourage these individuals to remain employees of the Bank through normal retirement age which is defined, for the purposes of this plan, as age 65. The Bank will not make any payments under this plan that would be a prohibited golden parachute payment. In addition to retirement, the plan has provisions for payment in the events of change of control and disability. Change in control means a change in the ownership or effective control of the Bank or in the ownership of a substantial portion of the assets of the Bank. Disability means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve months. This plan allows for payments under these circumstances described in the section below, entitled ”Potential Payments Upon Termination or Change in Control”.

Group Term Carve-out Plan – Bank-owned Life Insurance. The Bank has purchased life insurance policies which insure the lives of each of the Named Executive Officers. Under the Group Term Carve-Out Plan, each of the participating Named Executive Officers’ beneficiaries will receive benefits in the event of his or her death as follows:

•	If death occurs prior to termination of employment, the beneficiary will receive:
o	Three times the participant’s base annual salary up to a maximum of:
▪	$603,000 in the case of Ms. Barber; or
▪	$453,000 in the case of Ms. McMinn
•	If death occurs after termination of employment, if the participant has achieved a vested insurance benefit, as defined in the Group Term Carve-Out Plan, the beneficiary will receive two times the participant’s base annual salary.

The Bank is the sole owner and the direct beneficiary of death proceeds in excess of those allocated to each executive’s defined beneficiary. Any benefit qualifying as an excess parachute payment as defined in the Internal Revenue Code would be forfeited in the amount of the excess.

Single-premium payments for this program were paid in 2007 in the amounts of $296,000 and $294,000, for the policies on the lives of Ms. Barber and Ms. McMinn, respectively.

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Executive Compensation Actions and Decisions

The Personnel and Compensation Committee’s actions and decisions relating to executive compensation since January 1, 2013 were as follows:

•	In February 2013, the committee reviewed performance levels related to the Employee Annual Incentive Plan awards, determining that the established threshold performance targets for 2012 were not met. Therefore, no awards were granted pursuant to the plan.
•	The committee reviewed the amounts payable under each individual element of compensation, as well as in the aggregate, for each executive officer and concluded that the individual elements of compensation, and the total aggregate compensation, paid to each Named Executive Officer, meaning the Chief Executive Officer and the Chief Financial Officer, were appropriate, based upon the information available for similar positions within the Peer Group.
•	The committee reviewed 2012 performance assessments that had been completed by members of the Board of Directors for the Chief Executive Officer and the Chief Financial Officer. These assessments were used to evaluate the performance of the executive officer positions. In order to determine the 2013 salaries for the Named Executive Officers, the committee used a Peer Group report provided by Mosteller and Associates, derived from published proxy filings and other published surveys of community banks. Additionally, the Director of Human Resources compiled information from L.R. Webber’s published 2012 Salary and Benefits Survey and un-published surveys of other local banks and provided results to the committee for their consideration.
•	In February 2013, the committee granted Stock Options based on benchmarks designed to align rewards with market range guidelines. The benchmarks consist of a range of economic values representing potential awards for minimum, mid and maximum performance. The economic values are provided by the Committee’s consultant, Mosteller and Associates, and are based primarily on information published in recent proxies for companies in our peer group (as described earlier). The Committee considers performance factors for each executive and determines whether the award, if any, should be based upon minimum, mid or maximum economic values. The Black Scholes valuation model is used to estimate the value of an option, given the most current factors (stock volatility, risk free interest rate, expected term and dividend yield). The number of shares granted is computed by dividing the determined economic value of the award by the value of a single option share.
•	The committee established performance criteria and factors for Tier 1 (Chief Executive Officer) and Tier 2 (Chief Financial Officer) participants in the Employee Annual Incentive Plan for 2013 (as described above in section titled “Elements of Executive Compensation / Annual Incentive”).
•	The committee acknowledged the shareholders’ endorsement of the Company’s executive compensation practices by their approval of the non-binding say on pay proposal at the 2013 Annual Meeting.
•	The committee reviewed and approved the Human Resource Policy, which governs employment practices, general and executive compensation and benefits, performance management, policies and procedures, legal compliance and workforce planning.
•	The committee re-approved, as recommended by management, the Employee Annual Incentive Plan, developed as a meaningful compensation tool in 2012 for employees at all levels, including the CEO and the CFO. The EAIP is designed to support organizational objectives and align the interests of all employees with that of the shareholders.
•	The committee reviewed and re-affirmed the Management Succession Plan that establishes guidelines for management transition in the events of both planned and unplanned departure of the Chief Executive Officer as well as for temporary absences of significant length.
•	In February 2014, the committee determined that the established target ratio levels were exceeded in 2013, and therefore awards were granted pursuant to the Employee Annual Incentive Plan.
•	The committee established performance criteria and factors for Tier 1 (Chief Executive Officer) and Tier 2 (Chief Financial Officer) participants in the Executive Annual Incentive Plan for 2014. The awards schedule was designed to include threshold, target and optimum performance criteria. EPS and ROAE factors were designated as measures of performance for both categories. Both the Chief Executive Officer's performance and the Chief Financial Officer's performance will be measured by these two performance factors. In addition, if the performance target thresholds are met, individual performance is further considered for upward or downward adjustment of the bonus amount. The threshold, target, and optimum levels of performance measures are consistent with competitive industry performance objectives, and the Company has a likelihood of meeting, at minimum, the threshold levels during 2014. The target performance measures were each set at levels established in the Company’s annual budget for 2014, with threshold measures set at 95% of target and maximum criteria set to reward performance significantly favorable to budget, up to 110% of target. A clawback provision is included in the Employee Annual Incentive Plan that calls for awards to be recalculated if the relevant company performance measures upon which they are based are restated or otherwise adjusted within the 36-month period following the public release of the Company’s financial information. Any material overpayments or adjustments required by law will be owed back to the Company.

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Executive Compensation Tables

The following tables and narratives apply to the Company’s named executive officers.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Comp- ensation(3) ($)	Change in Pension value and Non- qualified Deferred Compensation earnings(4) ($)	All Other Comp- ensation(5) ($)	Total

Marcie A. Barber
President	2013	$197,828	$51,781	$-	$11,719	$-	$4,057	$12,134	$277,519
and Chief	2012	187,119	500	-	10,882	-	41,912	6,379	246,792
Executive Officer	2011	177,193	25,500	-	9,550	-	31,846	5,331	249,420

JoAnn N. McMinn,
Executive Vice	2013	$151,388	$31,700	$-	$8,570	$-	$13,277	$10,597	$215,532
President and	2012	143,495	500	-	7,914	-	43,459	4,875	200,243
Chief Financial Officer	2011	135,865	19,000	-	7,640	-	42,315	4,241	209,061

(1)	Amounts shown include a Holiday Bonus of $500 in 2012 and 2011 that was generally paid to all qualifying employees.
(2)	Amounts shown reflect the fair value of the options granted on the grant date. Assumptions made in the valuation of options granted are included in Note 1 to the Financial Statements in the Company’s Annual Report.
(3)	Amounts shown represent awards paid to executives in the following year, for performance achievements in the stated year.
(4)	Changes in Pension value for Ms. Barber were $(6,855), $31,634 and $22,164 for the years 2013, 2012 and 2011, respectively.
Changes in Pension value for Ms. McMinn were $(2,831), $28,287 and $28,024 for the years 2013, 2012 and 2011, respectively.
Changes in the salary continuation plan for Ms. Barber were $10,912, $10,278 and $9,682 for the years 2013, 2012 and 2011, respectively.
Changes in the salary continuation plan for Ms. McMinn were $16,108, $15,172 and $14,291 for the years 2013, 2012 and 2011, respectively.
(5)	Included in “All Other Compensation” for each of the named executive officers is a safe-harbor employer contribution to the Company’s defined contribution plan.

Compensation described in the table above is paid according to the terms described in the preceding section entitled “Elements of Compensation”.

2013 Grants of Plan-Based Awards

	Grant Date and Date of Board Meeting at Which Grant was Approved	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Marcie A. Barber	2/19/2013	24,013	39,565	59,348	-	-	-	-	6,700	$17.65	$11,719
JoAnn N. McMinn	2/19/2013	15,296	24,222	36,333	-	-	-	-	4,900	$17.65	$8,570

Actual payouts under non-equity incentive plan awards are included in the 2013 Summary Compensation Table above, in the “Bonus” column.

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2013 Outstanding Equity Awards at Year-End

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Marcie A. Barber	2/19/2013	-	6,700		$17.650	2/19/2023
	3/20/2012	1,100	4,400		18.000	3/20/2022
	9/20/2011	2,000	3,000		17.750	9/20/2021
	10/20/2009	2,473	619		17.220	10/20/2019
	10/21/2008	2,400	-		21.100	10/21/2018
	10/16/2007	2,394	-		20.050	10/16/2017

JoAnn N. McMinn	2/19/2013	-	4,900		$17.650	3/20/2022
	3/20/2012	1,334	2,666		18.000	3/20/2022
	9/20/2011	2,667	1,333		17.750	9/20/2021
	10/20/2009	2,570	-		17.220	10/20/2019
	10/21/2008	2,017	-		21.100	10/21/2018
	10/16/2007	2,031	-		20.050	10/16/2017
	10/17/2006	1,838	-		21.000	10/17/2016
	10/18/2005	1,531	-		24.000	10/18/2015

Vesting information for unexercised, unexercisable options in table above:

Ms. Barber

For options granted in 2013, one third of the currently unexercisable options will vest and become exercisable on each of February 19, 2014, 2015 and 2016. For options granted in 2012, one fourth of the currently unexercisable options will vest and become exercisable on each of March 20, 2014, 2015, 2016 and 2017. For options granted in 2011, one third of the currently unexercisable options will vest and become exercisable on each of September 20, 2014, 2015 and 2016. For options granted in 2009, the currently unexercisable options will vest and become exercisable on October 20, 2014.

Ms. McMinn

For options granted in 2013, one third of the currently unexercisable options will vest and become exercisable on each of February 19, 2014, 2015, and 2016. For options granted in 2012, one half of the currently unexercisable options will vest and become exercisable on each of March 20, 2014 and 2015. For options granted in 2011, the currently unexercisable options will vest and become exercisable on September 20, 2014.

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2013 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Marcie A. Barber	-	-	-	-

JoAnn N. McMinn	-	-	-	-

2013 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Marcie A. Barber	Defined Benefit Retirement	6	$77,453	$-
	Salary Continuation Agreement	7	57,990	-

JoAnn N. McMinn	Defined Benefit Retirement	7	$106,139	$-
	Salary Continuation Agreement	7	85,598	-

The present value of accumulated benefits for the Company’s Defined Benefit Retirement Plan have been calculated as of December 31, 2013, which is the measurement date used for financial statement reporting purposes and reported in the table above for the Named Executive Officers. The Defined Benefit Retirement Plan is a noncontributory plan covering substantially all full-time employees of the Company, but was closed to all new entrants as of January 1, 2008. Active participants in the plan as of December 31, 2007 became 100% vested in their accrued benefit. Effective December 31, 2012, the Defined Benefit Retirement Plan was amended to cease future benefit accruals. A participant's accrued benefit at any time in the future will equal the amount of his accrued benefit under the plan as of December 31, 2012. The following assumptions were used in the development of the present value of the accumulated benefits:

•	Discount rate – 4.75%
•	Mortality – IRS 2014 Static Mortality Table
•	Retirement Date – Normal retirement date.

Terms of the Salary Continuation Agreements held by each of the Named Executive Officers are fully described in sections of this proxy statement titled “Post Employment Benefits” and “Potential Payments upon Termination or Change in Control”.

Nonqualified Deferred Compensation

The Company has no deferred compensation plans for executive officers.

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Potential Payments upon Termination or Change in Control

The following tables reflect the amount of compensation payable to each of the named executive officers in the event of voluntary or involuntary termination of employment with the Company due to the scenarios described below, as if such termination had occurred on December 31, 2013.

Marcie A. Barber, President and Chief Executive Officer

Assuming one of the following events occurred on December 31, 2013, Ms. Barber’s payments and benefits would consist of the following:

Marcie A. Barber	Retirement	Death	Disability	Voluntary Resignation	Termination by Company with Cause	Termination by Company without Cause	Change of Control
Salary Continuation Agreement (1)	N/A	$300,000	$154,860	$-	$-	$-	$89,025
Group Term Carve-out Plan (2)	N/A	603,000	402,000	-	-	-	402,000
Value of Options (3)	N/A	2,211	2,211	1,286	1,286	1,286	2,211
Change of Control Severance Agreement (4)	N/A	-	-	-	-	-	498,908
		$905,211	$559,071	$1,286	$1,286	$1,286	$992,144

(1) Salary Continuation Agreement

Ms. Barber’s Salary Continuation Agreement was executed in 2007. Her agreement provides for a pre-retirement death benefit in the form of annual payments of $20,000 for a period of 15 years. Pre-retirement benefits payable in the events of disability and change in control increase each year until Ms. Barber reaches age 65 up to a percentage of the accrued account value and would be paid in the form of equal annual payments over 15 years.

(2) Group Term Carve-out Plan

Ms. Barber’s Group Term Carve-out Plan became effective in 2007. Ms. Barber’s beneficiary would be entitled to a death benefit of three times base salary up to a maximum of $603,000. In the hypothetical case of her death at December 31, 2013, while she was still employed, her beneficiary would have received $603,000, which is the maximum amount receivable. In the case of disability or change of control, the death benefit would have been $402,000, or two times her salary.

(3) Value of Options

If Ms. Barber’s employment had been terminated on December 31, 2013 due to death, disability or change of control, she, or her beneficiary, would have the right to exercise 100% of her outstanding stock options, without regard to the remaining vesting schedule, for a total of 25,086 shares. Assuming the market value of the Company’s stock was $17.74, the closing price as of December 31, 2013, the value of those options would have been $2,211. Under any other termination scenario, Ms. Barber would have the right to exercise vested options. As of December 31, 2013, the value of those options would have been $1,286.

(4) Change of Control Severance Agreement

A severance payment is triggered by Ms. Barber’s Change of Control Severance Agreement only in the event of a change of control. If the Company had terminated Ms. Barber’s employment as a result of a change of control, she would have been entitled to receive a severance amount calculated in accordance with the terms of the contract. The amount, when reduced to its present value (using a discount rate of 1.63%) is equal to 2.95 times her average compensation for the most recent 5 years. The payment would have been payable in a lump sum within 30 days of her termination date. Restrictive covenants within the Change of Control Severance Agreement include non-competition and non-solicitation provisions. Upon termination of employment that results in the payment of severance compensation, Ms. Barber is not permitted to become engaged in the banking business for a period of two years after termination within a 40 mile radius of Mifflintown, Pennsylvania; nor is she permitted to solicit employees or customers for a period of one year after termination.

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JoAnn N. McMinn, Executive Vice President and Chief Financial Officer

Assuming one of the following events occurred on December 31, 2013, Ms. McMinn’s payments and benefits would consist of the following:

JoAnn N. McMinn	Retirement	Death	Disability	Voluntary Resignation	Termination by Company with Cause	Termination by Company without Cause	Change of Control
Salary Continuation Agreement (1)	N/A	$240,000	$165,300	$-	$-	$-	$131,415
Group Term Carve-out Plan (2)	N/A	453,000	307,398	-	-	-	307,398
Value of Options (3)	N/A	1,777	1,777	1,336	1,336	1,336	1,777
Change of Control Severance Agreement (4)	N/A	-	-	-	-	-	405,365
		$694,777	$474,475	$1,336	$1,336	$1,336	$845,955

(1)	Salary Continuation Agreement

Ms. McMinn’s Salary Continuation Agreement was executed in 2007. Her agreement provides for a pre-retirement death benefit in the form of annual payments of $16,000 for a period of 15 years. Pre-retirement benefits payable in the events of disability and change in control increase each year until Ms. McMinn reaches age 65 up to a percentage of the accrued account value and would be paid in the form of equal annual payments over 15 years.

(2)	Group Term Carve-out Plan

Ms. McMinn’s Group Term Carve-out Plan became effective in 2007. Ms. McMinn’s beneficiary would be entitled to a death benefit of three times base salary up to a maximum of $453,000. In the hypothetical case of her death at December 31, 2013, while she was still employed, her beneficiary would have received $453,000, which is the maximum amount receivable. In the case of disability or change of control, the death benefit would have been $307,398, or two times her salary.

(3)	Value of Options

If Ms. McMinn’s employment had been terminated on December 31, 2013 due to death, disability or change of control, she, or her beneficiary, would have the right to exercise 100% of her outstanding stock options, without regard to the remaining vesting schedule, for a total of 22,887 shares. Assuming the market value of the Company’s stock was $17.74, the closing price as of December 31, 2013, the value of those options would have been $1,777. Under any other termination scenario, Ms. McMinn would have the right to exercise vested options. As of December 31, 2013, the value of those options would have been $1,336.

(4)	Change of Control Severance Agreement

A severance payment is triggered by Ms. McMinn’s Change of Control Severance Agreement only in the event of a change of control. If the Company had terminated Ms. McMinn’s employment as a result of a change of control, she would have been entitled to receive a severance amount calculated in accordance with the terms of the contract. The amount, when reduced to its present value (using a discount rate of 1.63%) is equal to 2.95 times her average compensation for the most recent 5 years. The payment would have been payable in a lump sum within 30 days of her termination date. Restrictive covenants within the Change of Control Severance Agreement include non-competition and non-solicitation provisions. Upon termination of employment that results in the payment of severance compensation, Ms. McMinn is not permitted to become engaged in the banking business for a period of two years after termination within a 40 mile radius of Mifflintown, Pennsylvania; nor is she permitted to solicit employees or customers for a period of one year after termination.

Personnel and Compensation Committee Report on Executive Compensation

The Personnel and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the SEC’s Regulation S-K with management and, based upon such review and discussion, the Personnel and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By: Philip Gingerich, Jr., Chairman, Martin Dreibelbis, Timothy Havice and Jan Snedeker

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PROPOSAL 2

NON-BINDING SAY ON PAY proposal TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, Juniata is providing its shareholders with the opportunity to vote on an advisory (non-binding) resolution at this year’s Annual Meeting to approve Juniata’s executive compensation as described in the Compensation Discussion and Analysis, the tabular disclosures of the Named Executive Officers’ compensation (“Compensation Tables”), and other related information in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to approve or not approve Juniata’s executive pay program. Because the shareholder vote is not binding, the outcome of the vote may not be construed as overruling any decision by Juniata’s Board of Directors or Personnel and Compensation Committee regarding executive compensation. At the 2012 Annual Meeting, the shareholders voted to have a Say on Pay vote annually. The next Say When on Pay vote will be presented to shareholders in 2018.

Juniata’s executive compensation philosophy and program are intended to achieve three objectives: align interests of the Executives with shareholder interests; link the Executives’ pay to performance; and attract, motivate and retain executive talent. Juniata’s executive compensation program currently includes a mix of base salary, incentive bonus, equity based compensation, retirement plan, health plans and other benefits. Juniata believes that its compensation program, policies and procedures are reasonable and appropriate and compare favorably with the compensation programs, policies and procedures of its peers.

The Board recommends that shareholders, in a non-binding proposal, vote “FOR” the following resolution:

“Resolved, that the compensation paid to Juniata’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the Compensation Tables and any related material contained in the Proxy Statement, is hereby APPROVED.”

Approval of the non-binding resolution regarding the compensation of the named Executive Officers would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the proposal is approved.

Because your vote is advisory, it will not be binding upon Juniata. However, Juniata’s Personnel and Compensation Committee and Board will take into account the outcome of the vote when considering future Executive compensation arrangements, but no determination has been made as to what action the Personnel and Compensation Committee or Board might take if shareholders do not approve this advisory proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

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Director’s Compensation

Presented below is data concerning the compensation of members of the Company’s Board of Directors for the year 2013.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension value and Non- qualified Deferred Compensation earnings ($)	All Other Compensation(1) ($)	Total

Martin Dreibelbis	13,900	-	-	-	4,315	-	18,215

Francis Evanitsky (2)	14,400	-	-	-	2,711	-	17,111

Philip Gingerich	14,450	-	-	-	2,681	3,428	20,559

Timothy Havice	16,550	-	-	-	4,722	3,159	24,431

Charles Hershberger	13,800	-	-	-	4,773	2,733	21,306

Robert Metz	10,500	-	-	-	3,051	814	14,365

Dale Nace	13,350	-	-	-	8,304	1,826	23,480

Richard Scanlon	11,550	-	-	-	7,287	513	19,350

Jan Snedeker	13,900	-	-	-	4,499	2,406	20,805

(1) Other compensation includes interest earned on deferred compensation balances.

(2) In addition to the above, as a retired employee of the Company, Mr. Evanitsky also received $37,124 pursuant to the Company's Defined Benefit Plan.

Each director was paid an annual fee of $10,800. Attendance at a minimum of 10 regularly scheduled meetings is required to receive full payment. Additionally, all non-employee directors also received $150 per meeting ($200 if chairman) to attend committee and special meetings of the Board. These fees, whether paid in cash or deferred as part of the Director’s Deferred Compensation Plan, are included in the column titled “Fees Earned or Paid in Cash” in the above table. In addition to the fees, the Company provides benefits to the directors under several other non-qualified plans described below. The amount listed in the above table in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” includes the aggregate increase in carrying value during 2013 for the plans in which each director participates.

Director’s Deferred Compensation Plans

The 1991 Plan. In 1991, a director’s deferred compensation plan was established. This plan permitted participating directors to defer $6,000 in director’s fees each year for a five year period beginning with the election to participate in the plan. In return, the Company agreed to pay each participating director a specified amount in 120 equal payments beginning at the age of 65 or five years after the date the director elects to participate in the plan, whichever is later. If the director were to die before that time, payments would begin upon the death of the director. Deferred compensation was used to purchase life insurance policies which will fund the Company’s obligations under the plan. The Company is the owner and the beneficiary of these life insurance policies. The only current director participating in the 1991 Plan is Mr. Nace.

The 1999 Plan. Effective January 1, 1999, the Board of Directors adopted a director’s deferred compensation plan which is in addition to the plan described above. The 1999 plan is an unfunded plan. The Company makes no contributions to the plan. This plan simply allows our directors to defer receipt of their compensation to future dates.

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Prior to each calendar year, a director may elect to defer receipt of all or a part of his or her compensation for that calendar year. The Company will credit the deferred amounts to an account maintained at the Bank. Each participating director has a separate account. The deferred compensation earns interest, compounded quarterly, at the interest rate defined within the 1999 Plan.

A participating director who resigns as director before reaching age 55 will receive his or her account balance in one lump sum distribution. A participating director who resigns as director after reaching age 55 will receive his or her account balance in equal semi-annual payments over the ten years beginning on the earlier of January 1 or July 1 after the director resigns.

If a participating director dies prior to receiving all of his or her account balance, the director’s remaining account balance will be paid in one lump sum to the director’s designated beneficiary. In the event of a director’s permanent disability the Board of Directors shall pay the balance of any deferred amount in one lump sum.

Participants in the 1999 Plan during 2013 were Messrs. Gingerich, Havice, Hershberger, Metz, Nace, Snedeker and Dr. Scanlon.

Director’s Retirement Plan. In January 2001, the Company established a retirement program for directors. The plan provides for a target retirement benefit of $8,500 per year for 10 years beginning at age 65, or, if later, when the director has completed 10 years of credited service (as defined in the plan) with the Board. The retirement benefit for each director accrues over his or her remaining projected period of service until he or she reaches age 65 or completes 10 years of credited service. Lesser benefits are payable in the event of the director’s death, disability, or other termination (except terminations caused by the director’s fraud or dishonesty). Of the directors that served during 2013, participants in the plan were Messrs. Dreibelbis, Evanitsky, Gingerich, Havice, Hershberger, Metz, Nace, Snedeker and Dr. Scanlon.

Split Dollar Life Insurance. In 2001, the Bank purchased split-dollar life insurance policies on each of the current directors. Directors who remain on the Board until age 65 or later will be eligible to retain $25,000 of life insurance coverage for the rest of their lives. The eligible directors are not required to pay premiums on the life insurance policy, but will have the imputed value of the insurance coverage included in their taxable income.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and change in ownership with the SEC. Directors, executive officers, and other 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms or written representations from certain reporting persons that no Form 5’s were required for those persons, the Company believes that during 2013 all filing requirements under Section 16(a) applicable to its directors and executive officers were met in a timely manner.

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Stock Ownership by Management and Beneficial Owners

No individual, group or business owns of record more than five percent of the Company’s stock. The following table shows the number of shares of common stock beneficially owned by each of the Company’s Directors and Named Executive Officers and of all the Directors and Officers as a group as of February 21, 2014. Common stock is the only class of equity securities of the Company that is outstanding.

Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding common stock
Marcie A. Barber	15,515	(2)	*
Martin L. Dreibelbis	8,643	(1) (3)	*
Francis J. Evanitsky	16,000	(1) (2)	*
Philip E. Gingerich, Jr.	17,928	(1)	*
Timothy I. Havice	20,373	(3)	*
Charles L. Hershberger	27,687	(4)	*
JoAnn N. McMinn	17,636	(1) (2)	*
Dale G. Nace	16,333	(1)	*
Richard M. Scanlon, DMD	6,672	(1)	*
Jan Snedeker	11,302	(1)	*
Directors & Executive Officers as a group	158,089		3.74	% (5)

*Indicates ownership of less than 1% of the outstanding common stock.

(1)	Includes shares held jointly with spouse as follows: Mr. Dreibelbis, 7,212 shares; Mr. Evanitsky, 14,000 shares; Mr. Gingerich, 17,003 shares; Ms. McMinn, 2,014 shares; Mr. Nace, 16,333 shares; Dr. Scanlon, 6,672 shares; and Mr. Snedeker, 8,513 shares.
(2)	Includes shares that may be acquired within 60 days of the Record Date through the exercise of stock options as follows: Ms. Barber, 11,707; Ms. McMinn, 15,622.
(3)	Includes shares held jointly with children or grandchildren as follows: Mr. Dreibelbis as custodian for minor children, 1,431 shares; Mr. Havice with his son, 439 shares.
(4)	Includes 18,314 shares held by Stonewall Equity, a limited liability partnership owned by Mr. Hershberger and his spouse.
(5)	Based on the total shares outstanding plus the number of shares underlying exercisable stock options of all directors and officers as a group.

Other Matters

Shareholder Proposals for the 2015 Annual Meeting of Shareholders

Under the Company’s Bylaws, no business may be brought before the Annual Meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the Board of Directors or by a shareholder entitled to vote who has delivered notice to the Company (containing information specified in the Bylaws) by February 25, 2015. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement. A shareholder wishing to submit a proposal for consideration at the 2015 Annual Meeting of the Shareholders for inclusion in the proxy statement under SEC Rule 14a-8 should do so not later than December 12, 2014. A shareholder wishing to submit a proposal for consideration at the 2015 Annual Meeting of Shareholders, outside of SEC Rule 14a-8, should do so no later than February 25, 2015. A proposal submitted after that date will be considered untimely.

If the corporate secretary of the Company receives notice of a shareholder proposal that complies with the governing Bylaw provision on or prior to the required date, and if such proposal is properly presented at the 2015 Annual Meeting of shareholders, the proxy-holders appointed by the Company may exercise discretionary authority in voting on such proposal if, in the Company’s proxy statement for such meeting, the Company advises shareholders of the nature of such proposal and how the proxies appointed by the Company intend to vote on such proposal, unless the shareholder submitting the proposal satisfies certain SEC requirements, including the mailing of a separate statement to the Company’s shareholders.

The presiding officer of the Annual Meeting may refuse to permit any proposal to be made at an Annual Meeting by a shareholder who has not complied with all of the governing Bylaw procedures, including receipt of the required notice by the corporate secretary for the Company by the date specified. If a shareholder proposal is received by the Company after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2015 Annual Meeting of shareholders, the proxies appointed by the Company may exercise discretionary authority when voting on such proposal.

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If the date of our next Annual Meeting is advanced or delayed more than 30 days from the anniversary of the 2014 Annual Meeting, we will promptly inform you of the change of the Annual Meeting and the date by which shareholder proposals must be received.

Other Business

At the date of this proxy statement, we are not aware of any business to be presented at the Annual Meeting other than the election of directors and Say on Pay proposal discussed in this proxy statement. If other proposals are properly brought before the Annual Meeting, the proxy holders named in the enclosed proxy card will vote your shares in accordance with their best judgment.

Independent Registered Public Accounting Firm

On July 9, 2013, the Company, after review and recommendation of the Company’s Audit Committee, appointed BDO USA, LLP (“BDO”) as the Company’s new independent registered public accounting firm for and with respect to the year ending December 31, 2013, and dismissed ParenteBeard LLC (“ParenteBeard”) from that role. On June 27, 2013, BDO publicly announced an expansion of its financial institutions practice through the addition of 12 partners and as many as 97 employees formerly with the banking practice of ParenteBeard; the personnel that joined BDO included the former ParenteBeard personnel assigned to the Company’s account.  The Company’s decision to change accounting firms occurred as a result of this development.

The reports of ParenteBeard on the Company’s financial statements as of and for the years ended December 31, 2012 and 2011 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company's two most recent fiscal years and the subsequent interim period preceding ParenteBeard's dismissal, there were: (i) no disagreements with ParenteBeard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of ParenteBeard, would have caused it to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements of the Company; and (ii) no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

During the Company’s two most recently completed fiscal years and through the date of the Company’s appointment of BDO, the Company did not consult with BDO regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written or oral advice was provided by BDO that was an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issues, or (ii) any matter that was either the subject of a disagreement or event, as set forth in Item 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee selected BDO as the Company’s independent registered public accounting firm for 2014. BDO does not have a material relationship with the Company or the Bank and is considered to be well qualified. A representative of BDO is expected to be at the Annual Meeting. That representative will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions. No representative from ParenteBeard will be present at the meeting.

Before the independent registered public accounting firm performs any non-audit services for the Company, the Audit Committee is informed at a meeting that such services are necessary and is advised of the estimated costs of such services. The Audit Committee then decides whether to approve the accounting firm’s performance of the non-audit services. In 2013 and 2012, all non-audit services performed by the engaged accounting firms were approved in advance pursuant to these procedures. The Audit Committee has determined that the performance by the engaged accounting firm of benefit plan audits, the preparation of tax returns and advice on SEC accounting issues is compatible with maintaining that firm’s independence. The Company has paid the following fees to independent registered public accounting firms in the last two years:

Year	Audit Fees (1)	Audit-Related Fees (2)	Tax Fees (3)	All Other Fees (4)
2013 (5)	$106,868	$13,762	$6,040	$-
2012 (5)	$120,603	$17,000	$11,141	$32,909

(1)	Includes professional services rendered for the audit of the Company’s annual consolidated financial statements and review of financial statements included in Quarterly Reports on Form 10-Q, and the audit of internal control in accordance with Section 404 of the Sarbanes-Oxley Act, including out-of-pocket expenses.
(2)	Assurance and related services related to the performance of employee benefit plan audits.
(3)	Tax fees include the following: preparation of state and federal tax returns, tax consulting, tax advice and tax planning.
(4)	All other fees include assistance with XBRL reporting requirements in 2012.

(5)	In 2013, all fees were paid to BDO. In 2012, all fees were paid to ParenteBeard.

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Annual Report on Form 10-K

Shareholders can obtain a copy of our annual report on Form 10-K free of charge by sending a written request to Ms. JoAnn N. McMinn, Executive Vice President/Chief Financial Officer, Juniata Valley Financial Corp., PO Box 66, Mifflintown, PA 17059.

Electronic Availability of Proxy Materials

The proxy statement, proxy card and annual report are available for viewing and printing at www.jvbonline.com, following the Investor Relations path under “Documents”.

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REVOCABLE PROXY
JUNIATA VALLEY FINANCIAL CORP.

ANNUAL MEETING OF SHAREHOLDERS MAY 20, 2014
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints **Kristi J. Burdge, Renee D. Williamson and Lisa M. Snyder** or any of them, as Proxies, each with the power to appoint his or her substitute, and authorizes them to represent and vote, as designated below, all the shares of common stock of Juniata Valley Financial Corp. held of record by the undersigned on February 21, 2014, at the annual meeting of shareholders to be held on May 20, 2014 and any adjournments thereof.

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

____

____

____

Comments:

____

____

____

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

[X] **PLEASE MARK VOTES AS IN THIS EXAMPLE**

	For	With-hold	For All Except
1. Election of Directors (check one):	☐	☐	☐

CLASS C

Philip E. Gingerich, Jr.
Dale G. Nace
Jan G. Snedeker

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

____

The Board recommends a vote "FOR" the foregoing nominees.

	For	Against	Abstain
2. Approval of a non-binding Say on Pay Proposal to approve the compensation of the named executive officers.	☐	☐	☐

The Board recommends a vote "FOR" proposal 2.

The shares represented by this proxy will be voted as specified. If no directions are given, this proxy will be voted for the election of the nominees listed and for the approval of the Say on Pay Proposal. Although the Board of Directors knows of no other business to be presented, this proxy also confers authority to vote on any other business that may properly come before the meeting, or any adjournment thereof, in accordance with the recommendations of the Board of Directors. This proxy may be revoked prior to its exercise.

The Proxy Statement and Proxy Card are available at:

www.JVBonline.com.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above ____________ Co-holder (if any) sign above

Please sign exactly as your name appears hereon. When signing as an Attorney, Executor, Administrator, Trustee or Guardian, please give full title. If more than one Trustee, all must sign. All joint owners must sign.

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